Exhibit 2.1
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of November 30, 2024 (the “Effective Date”), by and among each of the purchasers set forth on Schedule A attached hereto (each a “Purchaser” and collectively, the “Purchasers”) and ThredUp Inc. (the “Seller”). The Purchasers and the Seller shall each be referred to herein as a “Party,” and, together, as the “Parties.” The Parties acknowledge and agree that Remix US Holdings Inc., a Delaware corporation (the “Company”), is a third-party beneficiary of this Agreement and is entitled to rely on the representations made herein, and that the Company makes no representations or warranties of any kind hereunder to any other party to this Agreement.
WHEREAS, the Seller is the sole record and beneficial owner of shares of Common Stock, $0.00001 par value per share, of the Company (the “Common Stock”);
WHEREAS, the Seller desires to sell the number of shares and type of shares on Schedule A attached hereto, to the Purchasers, and the Purchasers desire to purchase the number of shares and type of shares on Schedule A attached hereto for the consideration, as set forth below; and
WHEREAS, concurrently with the execution of the Agreement, the Company, the Seller, and one or more of the Purchasers entered into and become a party to that certain Investor’s Rights Agreement dated on the date hereof, as may be amended from time to time, by and among the Company, the Seller and the other parties signatory thereto (the “Investors’ Rights Agreement”), that certain Voting Agreement dated on the date hereof, as may be amended from time to time, by and among the Company, the Seller and the other parties signatory thereto (the “Voting Agreement”), and that certain Right of First Refusal and Co-Sale Agreement dated on the date hereof, as may be amended from time to time, by and among the Company, the Seller and the other parties thereto (the “ROFR Agreement”, and together with this Agreement, the Investors’ Rights Agreement and the Voting Agreement, the “Stockholder Agreements”);
WHEREAS, concurrently with the execution of the Agreement, the Company and Seller entered into that certain Trademark License Agreement dated on the date hereof, as may be amended from time to time (the “Trademark License”), that certain Transition Services Agreement dated on the date hereof, as may be amended from time to time (the “TSA”) and the certain convertible promissory note dated on the date hereof, as may be amended from time to time (the “Promissory Note”, and collectively with the Trademark License, the TSA and the Stockholder Agreement, the “Transaction Agreements”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound by the terms and conditions of this Agreement, the Parties hereby agree as follows:
1.SALE AND PURCHASE OF SHARES. On the Effective Date and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and convey to each Purchaser, and each Purchaser agrees to purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to the number of Shares set forth opposite such Purchaser’s name on Schedule A attached hereto (the “Shares”) at a purchase price of €1 (one Euro) (the “Purchase Price”) for the Shares and shall assume responsibility for the operation of the Company as a standalone entity separate from the Seller. As used in this Agreement, “Shares” shall include all the Shares sold and transferred under this Agreement and all securities received (a) in replacement of the Shares, (b) as a result of conversion of the Shares, (c) as a result of stock dividends or stock splits in respect of the Shares and (d) as substitution for the Shares in a recapitalization, merger, reorganization or the like. The aggregate Purchase Price for the Shares being purchased by each Purchaser is set forth opposite such Purchaser’s name on Schedule A attached hereto. The Seller has notified the Company of the nature and timing of the transactions contemplated by this Agreement, and provided such other information reasonably requested by the Company or required to be provided under the Stockholder Agreements (as defined below).
2.CLOSING.
2.1Closing Deliveries.
(a)Deliveries by the Seller. Prior to or on the Effective Date, the Seller shall deliver to the Company: (1) a duly executed copy of this Agreement, (2) a duly executed and completed Stock Power and Assignment in the form attached hereto as Exhibit A for each Purchaser, (3) a duly executed copy of the Trademark License, (4) a duly executed copy of the TSA, (5) a duly counter-signed copy of the Promissory Note (6) duly executed copies of the Stockholder Agreements and (7) such other documentation as may be reasonably requested by the Company, the delivery of which is hereby acknowledged to be an express condition of each Purchaser’s execution, delivery and performance of this Agreement and the transactions contemplated hereby. Prior to or on the Effective Date, the Seller shall deliver to each Purchaser: (i) an executed copy of this Agreement and (ii) a properly completed and executed IRS Form W-9.
(b)Deliveries by the Purchasers. Prior to or on the Effective Date, each Purchaser shall deliver to the Company: (1) a duly executed copy of this Agreement, (2) duly executed copies of the Stockholder Agreements, and (3) such other documentation as may be reasonably requested by the Company, the delivery of which is hereby acknowledged to be an express condition of Seller’s execution, delivery and performance of this Agreement and the transactions contemplated hereby. On the Effective Date, each Purchaser shall deliver to the Seller the Purchase Price for the Shares being acquired by such Purchaser by a wire transfer of immediately available funds to an account designated by the Seller in writing to such Purchaser.
(c)Deliveries by the Company. Prior to or on the Effective Date, the Company shall deliver to the Seller: (1) a duly executed copy of the Trademark License, (2) a duly executed copy of the TSA and (3) a duly executed copy of the Promissory Note. Prior to or on the Effective Date, the Company shall deliver to each of the Seller and each Purchaser duly executed copies of the Stockholder Agreements.
2.2Stock Certificates. Without any further approval or action of the Seller, the Seller hereby agrees that on the Effective Date the Company is hereby authorized to, and with such authorization, the Company shall (a) cancel the stock certificate(s) representing all of the Shares, (b) issue new stock certificate(s) evidencing such Shares purchased by each Purchaser and promptly deliver such stock certificate to each such Purchaser, (c) register in its books and records the transfer of the Shares sold, assigned and transferred by the Seller to each Purchaser, (d) register each Purchaser as the owner of the Shares, and (e) issue to the Seller one or more new stock certificate(s) representing the shares of the Company’s capital stock held by the Seller following the transfer of the Shares to each Purchaser.
3.REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser represents and warrants to the Company and the Seller, severally and not jointly, as follows as of the Effective Date, which representations and warranties shall survive the closing of the transactions contemplated by this Agreement:
3.1Organization, Good Standing and Power. To the extent such Purchaser is an entity, such Purchaser has been duly formed and is validly existing in good standing under the laws of the its jurisdiction of formation. If such Purchaser is an entity, such Purchaser was not formed for the specific purpose of acquiring the Shares. Such Purchaser has all necessary right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to purchase the Shares under this Agreement.
3.2Due Authorization; Enforceability. All action necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of such Purchaser to be performed hereunder has been taken. Upon the execution and delivery of this Agreement, the obligations of this Agreement will be valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.3No General Solicitation. At no time was such Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, internet, social media, chat or other form of general advertising or solicitation in connection with the Shares.
3.4Compliance with Securities Laws. Such Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by such Purchaser herein, the Shares are not being registered with the Securities and Exchange Commission (the “SEC”) under the 1933 Act, but instead are being transferred under one or more exemptions from the registration and qualification requirements of the 1933 Act or other applicable securities laws which impose certain restrictions on such Purchaser’s ability to transfer the Shares. If Purchaser is not a United States person, Purchaser represents that Purchaser is satisfied as to the full observance of the laws of Purchaser’s jurisdiction in connection with any invitation to acquire the Shares, including (a) the legal requirements within Purchaser’s jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Purchaser further represents that Purchaser’s acquisition and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.
3.5Purchase for Own Account. Such Purchaser is purchasing the Shares for such Purchaser’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the 1933 Act. Such Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares, and such Purchaser has not granted or agreed to grant any beneficial ownership of any of the Shares to any other person (other than the members, managers, partners and/or equityholders of such Purchaser who may be deemed to have an indirect beneficial interest by virtue of their ownership interests in such Purchaser).
3.6Accredited Investor. Such Purchaser, and each of such Purchaser’s equity holders, is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.
3.7No Public Market. Such Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Shares. Such Purchaser understands that only the Company may file a registration statement with the SEC or any other applicable securities commissioners and that the Company is under no obligation to do so with respect to the Shares.
3.8Sophisticated Purchaser; Access to Information. Such Purchaser is a sophisticated person familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such transactions. Such Purchaser has evaluated the merits and risks of purchasing the Shares on the terms set forth in this Agreement. Such Purchaser is familiar with the Company’s business and has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby and has had the opportunity to consult its own financial, tax and other professional advisors, who are unaffiliated with, and are not compensated by the Company or the Seller, regarding the transactions contemplated by this Agreement. Such Purchaser represents that it has not relied on the Seller or the Company for any information regarding the Company or the value of the Shares or to make its decision whether to sell the Shares, other than the Seller’s representations and warranties set forth herein, and acknowledges that neither the Seller nor the Company has any duty or obligation to provide such Purchaser any such information. Such Purchaser understands that the Company has no present intention to file a registration statement with the SEC in connection with a proposed public offering of the Shares. Such Purchaser acknowledges that (a) the Seller currently may have, and later may come into possession of, information with respect to the Company that is not known to such Purchaser and that may be material to a decision to purchase the Shares and/or the value of the Shares (“Purchaser Excluded Information”), (b) such Purchaser has determined to purchase the Shares notwithstanding its lack of knowledge of any Purchaser Excluded Information and (c) the Seller shall have no liability to such Purchaser, and such Purchaser waives and releases any claims that it might have against the Seller, whether under applicable securities laws or otherwise, with respect to the nondisclosure of such Purchaser Excluded Information in connection with the purchase of the Shares, and the transactions contemplated by this Agreement, including with respect to any depreciation in the value of the Shares that may occur. Such Purchaser understands that the Seller will rely on the accuracy and truth of the foregoing representations, and such Purchaser hereby consents to such reliance.
3.9Capacity of the Seller. Such Purchaser acknowledges that the Seller is entering into this Agreement and consummating the sale of the Shares solely in the Seller’s capacity as a stockholder of the Company and not in any other capacity, including as a current or former officer, director, employee, independent contractor, agent or any other relationship with the Company.
3.10Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for such Purchaser in connection with the transactions contemplated by this Agreement, and no person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or authorized on behalf of such Purchaser.
3.11Acknowledgement. The Purchaser hereby acknowledges and agrees that the Seller shall have no responsibility for the liabilities of the Company, and the Seller shall have no obligation to fund additional capital into the Company, except as the Seller shall decide in its sole discretion.
4.REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to each Purchaser as follows as of the Effective Date, which representations and warranties shall survive the closing of the transactions contemplated by this Agreement:
4.1Power; Due Authorization; Enforceability. The Seller has all necessary right, power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and to transfer the Shares under this Agreement. All action necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Seller to be performed hereunder has been taken. Upon the execution and delivery of this Agreement, the obligations of this Agreement will be valid and binding obligations of the Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.2Transfer for Own Account. The Seller is selling the Shares for the Seller’s own account only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the 1933 Act. No portion of the Purchase Price will be received indirectly by the Company.
4.3No General Solicitation. At no time has the Seller presented any Purchaser with or solicited any Purchaser through any publicly issued or circulated newspaper, mail, radio, television, internet, social media, chat or other form of general advertisement or solicitation in connection with the sale or transfer of the Shares.
4.4Title to Shares. Immediately prior to the closing of the transactions contemplated by this Agreement, the Seller is the sole beneficial, record, equitable and legal owner of the Shares and has good, clear and marketable title to the Shares, free and clear of any pledge, lien, security interest, encumbrance, claim, charge, restriction or interest (collectively, “Encumbrances”), except as set forth in the Stockholder Agreements and pursuant to the 1933 Act and applicable “blue sky” laws. Upon the sale and transfer of the Shares, the Seller shall deliver to each Purchaser valid title to the Shares free and clear of any Encumbrances, other than under the Stockholder Agreements (as described in Section 8).
4.5Sophisticated Seller; Access to Information. The Seller is a sophisticated person familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of such transactions. The Seller has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement, and is willing to forego through such sale the potential for future economic gain and other benefits that might be realized from the ownership or sale of the Shares. The Seller is familiar with the Company’s business and has had access to such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would consider in evaluating the transactions contemplated hereby and has had the opportunity to consult his or her own financial, tax and other professional advisors, who are unaffiliated with, and are not compensated by the Company or any Purchaser, regarding the transactions contemplated by this Agreement. The Seller represents that he, she or it has not relied on any Purchaser or the Company for any information regarding the Company or the value of the Shares or to make his or her decision whether to sell the Shares, other than the Purchasers’ representations and warranties set forth herein, and acknowledges that neither any Purchaser nor the Company has any duty or obligation to provide the Seller any such information. The Seller acknowledges that (a) certain of the Purchasers may have pre-existing relationships, and/or be deemed to be affiliated, with certain other investors in the Company and certain of the Company’s directors and/or co-founders, (b) certain of the Purchasers currently may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and that may be material to a decision to sell the Shares and/or the value of the Shares (“Seller Excluded Information”), (c) the Seller has determined to sell the Shares notwithstanding its lack of knowledge of any Seller Excluded Information and (d) no Purchaser shall have liability to the Seller, and the Seller waives and releases any claims that it might have against any of the Purchasers, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Shares and the transactions contemplated by this Agreement, including with respect to any appreciation in value of the Shares that may occur. The Seller understands and acknowledges that the fair market value of the Shares may be more or less than the consideration being delivered by each Purchaser in connection herewith. The Seller understands that each Purchaser will rely on the accuracy and truth of the foregoing representations, and the Seller hereby consents to such reliance.
4.6Arms-Length Negotiation. The Seller acknowledges that (a) the Purchase Price was negotiated with each Purchaser at arms-length, does not necessarily represent the fair market value of the Shares, and that the Shares may have a current or future value greater than the amount paid for the Shares under this Agreement, (b) following the transactions contemplated hereby, Seller shall have no rights with respect to the Shares with respect to any sale, financing, acquisition, merger, liquidation, dissolution, initial public offering or other corporate event regarding the Company or its assets and (c) the value of the Shares could now or in the future be worth substantially more than the price at which the Purchasers are purchasing the Shares from the Seller, but the Seller nevertheless desires to sell the Shares at this time for the stated Purchase Price. The Seller represents and warrants that the Seller is fully and completely satisfied with the Purchase Price as fair and reasonable.
4.7Conflicts; No Litigation. Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both), or an event creating rights of acceleration, termination or cancellation or a loss of rights under (a) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Seller is a party or by which the Seller or any of its properties is bound (including without limitation the Stockholder Agreements), (b) any judgment or decree applicable to, or affecting, the Seller or (c) any statute, law, regulation or rule to which the Seller is subject. There is no litigation, cause of action, claim or proceeding pending or, to the knowledge of the Seller, threatened, relating to or affecting the Shares or the right or ability of the Seller to execute, deliver and perform under this Agreement.
4.8Compliance with Securities Laws. The Seller represents that the Shares are being transferred in compliance with and under an exemption or exemptions from the registration and qualification requirements of the 1933 Act and any other applicable securities laws.
4.9Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement, and no person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or authorized on behalf of the Seller.
4.10Consents. All consents, approvals, authorizations, waivers, notices and orders required for the execution and delivery of this Agreement and the sale and transfer of the Shares under this Agreement have been obtained or given, including pursuant to the Stockholder Agreements, and are in full force and effect.
4.11Capacity of the Seller and the Purchasers. The Seller is entering into this Agreement and consummating the sale of the Shares solely in the Seller’s capacity as a stockholder of the Company and not in any other capacity, including as a current or former officer, director, employee, independent contractor, agent or representative of, or any other relationship with, the Company. The Seller acknowledges that each Purchaser is entering into this Agreement and consummating the sale of the Shares solely in such Purchaser’s capacity as a current or prospective stockholder of the Company and not in any other capacity, including as a current or former officer, director, employee, independent contractor, agent or representative of, or any other relationship with, the Company.
4.12Material Adverse Changes. To the Seller’s actual knowledge, within the 15 business days immediately prior to the Closing Date, Seller has taken no action with regard to the Company that would reasonably be expected to cause a material adverse effect on the Company.

5.REPRESENTATION BY COUNSEL; TAX CONSEQUENCES.
5.1Representation by Counsel; Information. Each of the Seller and each Purchaser has separately been represented by his, her or its own counsel in connection with the transactions contemplated by this Agreement or knowingly chose not to consult such counsel. None of the Company or any counsel, advisor, officer, director, employee, agent or representative of the Company (the “Company Parties”) has made any representation or warranty, express or implied, regarding any aspect of the sale and purchase of the Shares, the operation or financial condition or prospects of the Company, the value of the Shares or any other matter with respect to the Company and neither the Seller nor any Purchaser is relying on any statements, representations or warranties, express or implied, of the Company Parties. To the extent the Company Parties provided or made available any information to the Seller or any Purchaser, the Parties acknowledge and agree that such information was provided as a convenience to the Seller or such Purchaser and each Party agrees not to make any claim against the Company Parties in connection therewith. The Seller and each Purchaser further acknowledge and agree that the Company Parties undertake no obligation to update or correct such information, which may not be accurate or complete, and the Seller and each Purchaser acknowledge and agree that the Company Parties are not obligated to (and may not) provide any further information to the Seller or any Purchaser. In making its decision to purchase or sell the Shares, as applicable, each Party acknowledges and agrees that such Party is relying solely on such Party’s own knowledge and experience and not on any information provided or statements made by any of the Company Parties and, to the fullest extent permitted by applicable law, none of the Company Parties shall have any liability or responsibility whatsoever to the Seller or any Purchaser, based upon any information provided or made available or not provided and made available, or statements made (or any omissions therefrom) to the Seller or any Purchaser on any basis (including in contract or tort, under federal or state securities laws or otherwise).
5.2Tax Consequences. Each Party has reviewed with his, her or its own tax advisors the federal, state, local and foreign tax consequences of the sale or purchase of the Shares and the transactions contemplated by this Agreement. Each Party is relying solely on such advisors and not on any statements or representations of any Company Party, the other Party or any counsel, advisor or agent of the other Party. Each Party expressly acknowledges and agrees that neither the other Party nor any of its counsel, advisors or agents nor any Company Party, makes any representation to such Party with respect to the tax treatment of the transactions contemplated by this Agreement. Each Party understands that such Party (and not any other party) shall be responsible for such Party’s own tax liability that may arise as a result of such Party’s sale of or investment in the Shares and the transactions contemplated by this Agreement.
6.RELEASE. For value received, the receipt of which is hereby acknowledged by the Seller and each Purchaser, as of the Effective Date, each Party (on behalf of itself or himself and his, her or its family members, heirs, executors, administrators, equityholders, directors, officers, members, managers, partners, agents, employees, attorneys, consultants, creditors, subsidiaries, affiliates, representatives and professional advisors and their respective predecessors, successors and assigns) hereby irrevocably, unconditionally and fully releases (and covenants not to sue) each other Party, the Company and each of their respective affiliates and current, former and future equityholders, directors, officers, members, managers, partners, agents, employees, attorneys, consultants, creditors, subsidiaries, affiliates, representatives and professional advisors and their respective predecessors, successors and assigns (collectively, the “Released Parties”) from any and all obligations, demands, actions, causes of action, suits, counterclaims, set-offs, defenses, controversies, acts and omissions, liabilities, and other claims in connection with this Agreement, the transactions contemplated hereby and the Shares sold pursuant hereto, both in law and in equity, known or unknown, suspected or unsuspected, which the Party has or ever had against the Released Parties (incorporating herein the releases provided for in Sections 3.8 and 4.5 above) (collectively, the “Releases”). The provisions of these Releases are severable. If any provision hereof is declared invalid or unenforceable, that will not affect the validity and enforceability of any other provision of these Releases. As to the Releases, each Party acknowledges and agrees that he, she or it is aware of, has had the opportunity to seek legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
With full awareness and understanding of this provision, each Party hereby waives all rights that this provision or any comparable provision under any state, federal or non-U.S. law may give to such Party as well as under any other statute or common law principles of similar effect. Each Party intends the Releases to apply fully to claims that the Party does not presently know or suspect to exist at this time. Each Party understands that the facts with respect to which the Releases are given may hereafter prove to be different from the facts now known or believed by him or it, and the Party hereby accepts and assumes the risk thereof and agrees that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. The Releases herein shall be construed broadly as general releases. Neither Party shall ever, directly or indirectly, commence, aid in any way, prosecute or cause to be commenced or prosecuted any action, suit or other legal proceeding against any of the Released Parties arising out of or relating, directly or indirectly, to any Release.
7.COMPLIANCE WITH AGREEMENTS OF THE COMPANY AND CTA. Each Purchaser hereby agrees, that concurrently with the execution the this Agreement, that each Purchaser will become a party to the Voting Agreement as a “Key Holder” and “Stockholder”, as applicable, and the ROFR Agreement as a “Key Holder”. Each Purchaser hereby agrees to be bound by the Company’s Bylaws and all of the terms and provisions of the Voting Agreement and the ROFR Agreement. All future transferees of all or part of the Shares shall receive and hold such Shares subject to such terms and conditions. Each Purchaser agrees to provide the Company with any information reasonably necessary to enable the Company to timely comply with its reporting and disclosure obligations under the Corporate Transparency Act, 31 U.S.C § 5336, and all rules and regulations promulgated thereunder, as each may be amended or replaced from time to time, including any updates thereto (the “CTA”). To the extent permitted under the CTA, a Purchaser may satisfy the requirements in the previous sentence by providing a “FinCEN identifier” (as defined in the CTA).
8.RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.
8.1Legends. Each Purchaser understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by state or federal securities laws.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.
8.2Stop-Transfer Instructions. Each Purchaser agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or receive dividends, to any party to whom such Shares have been so transferred. Each Purchaser further understands and agrees that the Company may require written assurances, in form and substance satisfactory to counsel for the Company (which may include a requirement that such Purchaser’s counsel provide a legal opinion acceptable to the Company), before the Company effects any future transfers of the Shares.
8.3Unpermitted Transfers Void. Each Purchaser agrees that any transfer or purported transfer of Shares shall be null and void unless the terms, conditions and provisions of this Agreement are strictly observed and followed.
9.GENERAL PROVISIONS.
9.1Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No Party to this Agreement may assign, whether voluntarily, by operation of law or otherwise, any of its rights or obligations under this Agreement, except with the prior written consent of the other Parties.
9.2Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws. Any legal action or proceeding with respect to this Agreement may be brought in the appropriate state or federal court for the district sitting in the State of Delaware and by execution and delivery of this Agreement, each Party consents, for itself and in respect of its property, to the exclusive jurisdiction of those courts. Each Party irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by Delaware law.
9.3Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intents of this Agreement.
9.4Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the Parties with respect to the specific subject matter hereof. The representations and warranties of the Seller and each Purchaser shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of such Purchaser or the Seller, as applicable.
9.5Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
9.6Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the Parties. Any amendment effected in accordance with this Section 10.6 will be binding upon all of the Parties and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

9.7Counterparts; Facsimile Signatures. This Agreement may be executed and delivered in any number of counterparts (including by facsimile or other means of electronic delivery), each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
9.8Expenses. Other than as specifically set forth herein, all fees and expenses incurred in connection with the negotiation and execution of this Agreement and the closing of transactions contemplated hereby shall be paid by the Party incurring such expenses.
9.9Specific Performance. Each Party to this Agreement acknowledges and agrees that any breach by it of this Agreement will cause any of the other Parties irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, each Party shall be entitled to obtain the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any Party for such breach or threatened breach, including but not limited to the recovery of money damages.
9.10Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) ten (10) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, from one country to another country, or three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, within the same country or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature pages hereto, or to such other address as subsequently modified by written notice given in accordance with this Section 9.10.
9.11.Confidentiality; Use of Name. Following the Effective Date, each Party agrees that he, she or it will keep confidential and will not disclose or use for any purpose (other than the consummation of the transactions contemplated hereby), (a) any information about the terms of this Agreement (including the status or existence hereof) or the transactions contemplated hereby and (b) any confidential information about the Company or any Purchaser obtained from another Party or any Company Party solely in connection with this Agreement, unless any such information (i) is known or becomes known to the public (other than as a result of a breach of confidentiality (including this Agreement) by the Party), (ii) is or has been made known or disclosed to the receiving Party by a third party (including the Company) without a breach of any confidentiality obligations by such third party or (iii) is already in the receiving Party’s possession or available to the receiving Party and not subject to confidentiality restrictions; provided, however, that each Party may disclose such information (A) to his, her or its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with the transfer and sale of the Shares or the monitoring of his, her or its investment in the Company, (B) as may be required by law, subpoena, regulatory request or in connection with a judicial process or arbitration, provided, that, if permitted by law, the Party promptly notifies the applicable Party(ies) and the Company in advance of such disclosure and agrees to cooperate to take reasonable steps, at the non-disclosing Party’s or the Company’s expense, to minimize the extent of any such required disclosure, and (C) to any existing or prospective affiliate, partner, member, stockholder or wholly-owned subsidiary of such Party, and any of their employees, attorneys, accountants, consultants or other professionals, in the ordinary course of such Party’s business; provided, that any person to whom disclosure is made pursuant to Section 9.11(A) or (C) shall be informed by the disclosing Party of the confidential nature of the information and shall agree to keep such information strictly confidential and/or be bound by obligations of confidentiality similar to those herein. Notwithstanding the foregoing or anything to the contrary herein, each Party hereby covenants and agrees that it shall not include, market or reference its ownership of any securities of the Company or use the Company’s name, trademark or logo in or as part of any announcement, posting of information on a website, written news release, third party communication, advertisement, general solicitation, publicity or otherwise, unless provided otherwise in any other agreement, or license. Furthermore, the Purchaser has the right to disclose the contents of this Agreement and related Agreements to potential investors, employee shareholders and other bona fide commercial partners.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

PURCHASER:

FLORIN FILOTE

By: /s/ Florin Filote

Address:51 Cherni Vrah Blvd., Building 1
    Floor 6, 1407 Sofia, Bulgaria

Email: florin.filote@remixshop.com

Signature Page to
Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the Effective Date.

SELLER:

THREDUP INC.

By: /s/ James Reinhart
Name: James Reinhart
Title: Chief Executive Officer

Address: 969 Broadway, Suite 200
Oakland, CA 94607
Attn: Legal Department

Email: legal@thredup.com

Signature Page to
Stock Purchase Agreement

SCHEDULE A

SHARES PURCHASED

Purchaser	Number of Shares	Type of Shares	Aggregate Purchase Price
Florin Filote	8,100,000	Common Stock	€1.00

EXHIBIT A
STOCK POWER AND ASSIGNMENT
FOR VALUE RECEIVED and pursuant to the Stock Transfer Agreement (the “Agreement”), dated as of November 30, 2024, by and among Florin Filote (the “Purchaser”), and ThredUp Inc. (the “Seller”), the Seller hereby, effective as of the Effective Date (as defined in the Agreement), (i) sells, assigns and transfers unto Florin Filote 8,100,000 shares of Common Stock, $0.00001 par value per share (the “Shares”) of Remix US Holdings Inc. (the “Company”), standing in the undersigned’s name on the books of the Company, and (ii) irrevocably constitutes and appoints the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said Shares on the books of the Company.

THREDUP INC.

By: /s/ James Reinhart
Name: James Reinhart
Title: Chief Executive Officer

Date: November 30, 2024